interCLICK Strengthens Board by Adding Seasoned Executive Leaders

Dave Hills and Frank Cotroneo Bring Digital Advertising and Financial Expertise

NEW YORK – July 6, 2010 – interCLICK, Inc. (NASDAQ: ICLK), a digital audience intelligence and targeting company, today announced Dave Hills and Frank Cotroneo have been named to its Board of Directors.  Both leaders bring extensive expertise and a track record of C-Level success across a range of public and Fortune 500 companies.

Dave Hills is General Partner at KPG Ventures, a venture capital and private equity firm.  He is the former President & Chief Executive Officer of LookSmart, a publicly-traded online advertising and technology company. Mr. Hills previously served as President, Media Solutions at 24/7 Real Media, a leading global digital marketing company which was acquired by WPP in 2007. From 1980 to 2001 he served in various sales leadership capacities culminating in the role of Chief Operating Officer and President of Sales at About, Inc., a network of topic-specific Web sites.

Frank Cotroneo has more than 28 years of business and senior management experience. Mr. Cotroneo most recently served as Chief Operating Officer and Chief Financial Officer of NetSpend Corporation a provider of prepaid debit card services.  He is the former Chief Financial Officer of Axciom Corporation, former CFO of H&R Block, and former CFO of MasterCard International.

“We’re thrilled to be adding these two outstanding leaders to our Board of Directors,” said Michael Mathews, interCLICK’s CEO on behalf of the company’s Board and senior management team. “We look forward to benefiting from Dave and Frank’s business strategy and financial management expertise as we pursue our growth agenda.”

About interCLICK

interCLICK is an audience intelligence and targeting company, developing and executing data-driven campaign strategies for major digital agencies and marketers. Fueled by its proprietary software, interCLICK empowers its clients to reach desirable audiences efficiently, in brand-safe environments, and at tremendous scale.  interCLICK is headquartered in New York City and has offices in Chicago, Los Angeles, San Francisco, Dallas and Miami.  For more information about the interCLICK Network, visit http://www.interclick.com.

Company Contact

Roger Clark, CFO
(646) 395-1776
roger.clark@interclick.com

Investor Relations Contact

Brett Maas, Hayden IR
(646) 536-7331
brett@haydenir.com

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NEW YORK	CHICAGO	LOS ANGELES	SAN FRANCISCO	WEST PALM BEACH
contact us. Phone: 646.722.6260 Fax: 646.304.6875 email: info@interclick.com or visit us online at www.interclick.com